Exhibit 99.01 to Eastman Chemical Company Current Report on Form 8-K Dated June 9, 2014 --  Text of Public Release on June 10, 2014 Announcing Retirement of James P. Rogers as Executive Chairman of Board and Board Action to Select Mark J. Costa as Chairman

Eastman Announces Board Selection of Mark J. Costa as Chairman

Executive Chairman James P. Rogers to retire June 30, 2014

KINGSPORT, Tenn., June 10, 2014 -- Eastman Chemical Company (NYSE:EMN) today announced that the Board of Directors has selected Chief Executive Officer and director Mark J. Costa to serve as Chairman of the Board, effective June 30, 2014 upon the retirement of James P. Rogers as Executive Chairman of the Board.

“Mark is a demonstrated leader, and we are pleased to have him serve as Chairman,” said Stephen R. Demeritt, independent Lead Director, speaking on behalf of the Board of Directors. “We are grateful to Jim for his leadership, and have every confidence that Mark and the senior leaders will continue to execute the company’s strategy to deliver superior value and strong, consistent earnings growth.”

“I am humbled by the confidence that the Board has placed in me and my leadership team. I look forward to working with Steve as together we lead the Board,” said Costa. “I also greatly appreciate Jim’s guidance and support, especially during my transition as CEO and a director. He is a tremendous leader, and I and the other directors wish him the best in his retirement.”

Costa, 48, has been a director of Eastman since May 2013 and succeeded Mr. Rogers as Chief Executive Officer on January 1, 2014. He has held a number of executive positions since joining Eastman in 2006, and has been instrumental in developing Eastman’s growth strategies for its businesses. Mr. Costa has also led Eastman’s manufacturing, global supply chain, marketing, innovation, and sustainability organizations.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

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Contacts: Media: Tracy Kilgore 423-224-0498 / tjkilgore@eastman.com Investors: Greg Riddle 212-835-1620 / griddle@eastman.com